  EXHIBIT 99.1

Xeriant Enters into Definitive Agreement with Movychem on Retacell® Fire Retardant Technology

Breakthrough Eco-Friendly Fire Retardant Potentially Impacts Industries Valued at Over $5 Trillion

BOCA RATON, Fla., April 4, 2022 (GLOBE NEWSWIRE) -- Xeriant, Inc. (OTCQB: XERI) (“Xeriant” or “The Company”), an aerospace company dedicated to Advanced Air Mobility, announced today the signing of a joint venture agreement with 26-year-old Slovakian chemical company, Movychem s.r.o. (“Movychem”).  The definitive agreement establishes a U.S.-based partnership between Xeriant and Movychem, structured as a 50/50 joint venture, which has acquired the exclusive worldwide rights to the internationally patented, eco-friendly Retacell® fire retardant technology and is responsible for developing applications and commercializing products derived from Retacell®. The establishment of the joint venture is the culmination of several months of negotiations, which included a series of meetings in December 2021 held in the Czech Republic.

“The Movychem agreement is a landmark achievement and represents a significant revenue opportunity for Xeriant.  We’re grateful to everyone who helped us reach this milestone, including an international team of tax attorneys, patent specialists, translators and researchers. Our objective now is to drive sales and accelerate the global presence of Retacell, leveraging our relationships, identifying applications in foundational industries, and providing the necessary capital to fund R&D and scale up production capabilities,” commented Keith Duffy, CEO of Xeriant.

The number of potential applications for Retacell is almost unlimited, impacting a broad range of industries from transportation and construction to electronics and home furnishings, valued at over $5 Trillion.  In the aerospace industry, Retacell is anticipated to have far reaching implications for improving safety and reducing maintenance in aircraft, with potential uses in airframe structures, cabin interiors, wiring insulation and engine components. Retacell’s exceptional fire protection properties have generated interest from key players in the construction industry and building materials retailers in the U.S., who are looking for more cost-effective and sustainable fire protection solutions. The global green construction materials market, estimated at $318 Billion in 2021, is projected to reach $575 Billion by 2027, based on a report by Emergen Research.

“Movychem is excited to be working with Xeriant to capitalize on the vast revenue opportunities in the green fire retardant chemicals market and to position our uniquely versatile Retacell product as the fire protection standard across multiple verticals on the world stage. Xeriant’s Senior Advisor Dave Zajac, who brings extensive contacts and expertise from his over 40 years as an executive in the building materials industry, is enthusiastic about Retacell as a potentially game-changing product for home builders,” stated Martin Stloukal, of Movychem.

Developed over two decades, Movychem’s Retacell is a biodegradable and non-toxic high-performance thermal and fire protection chemical agent that is custom formulated to meet each application’s specifications and can be applied as a coating, treatment, or infused during manufacturing into a variety of materials, including recycled plastics and wood-based fiber. In addition to becoming heat and fire resistant, the resulting Retacell-enhanced materials are also water resistant.

To learn more about Retacell’s remarkable fire protection capabilities, please view the videos below demonstrating the technology’s unique ability to perform under extreme conditions:

●    Plastic/Fiberglass demo

●    Non-flammable epoxy demo

●    Non-flammable textile demo

●    Fireproof treatment of hemp fiber demo

The Company will be filing with the SEC a Current Report on Form 8-K, which will provide detailed information regarding the Joint Venture.

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About Movychem s.r.o.

Founded in 1996, Movychem s.r.o. (“Movychem”), the inventor of Retacell, is a chemical manufacturing company that develops and distributes specialty materials, primarily in Central Europe. Their product line includes sealants, adhesives, fillers, additives, colorants, paints, coatings, fire retardants, and waterproofing materials for a variety of industries and applications. In 2001, Movychem began its research, development and testing of its fire and thermal protection technologies, called Retacell, which led to several global patents. Until 2019, the company was not engaged in the marketing and distribution of Retacell, because its focus was on R&D, testing and certification.

About Xeriant, Inc.

Xeriant, Inc. (d.b.a. Xeriant Aerospace) is an aerospace company dedicated to the emerging aviation market called Advanced Air Mobility (AAM), the transition to eco-friendly on-demand flight, and is partnering with and acquiring strategic interests in visionary companies that accelerate this mission. Xeriant is focused on the development and deployment of next-generation electrically powered aircraft capable of vertical takeoff and landing (VTOL), breakthrough technologies and advanced materials which can be successfully integrated and commercialized, and the critical infrastructure components needed to support operations. Xeriant is located at the Research Park at Florida Atlantic University in Boca Raton, Florida adjacent to the Boca Raton Airport.

For more information, please go to www.xeriant.com.

SAFE HARBOR FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Xeriant, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to attract investors.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This press release does not constitute an offer of any securities for sale.

Xeriant, Inc.

Investor Relations Dept.:

(561) 491-9595

IR@xeriant.com

www.xeriant.com

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